Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated June 15, 2006, accompanying the financial statements of NEG, Inc. as of December 31, 2005 and for the period from inception (December 6, 2005) through December 31, 2005, contained in the Registration Statement on Form S-4 and joint information statement/prospectus. We consent to the use of the aforementioned report in the Registration Statement on Form S-4 and joint information statement/prospectus, and to the use of our name as it appears under the caption “Experts”.
/s/ Grant Thornton LLP
Houston, Texas
June 28, 2006